Exhibit 10.9

ERASCA, INC.

SCIENTIFIC ADVISORY BOARD AGREEMENT

THIS SCIENTIFIC ADVISORY BOARD AGREEMENT (this “Agreement”) is made and entered into as of August 15, 2020 (the “Effective Date”), by and between ERASCA, INC., a Delaware corporation (the “Company”), having its principal place of business at 10835 Road to the Cure, Suite 140, San Diego, CA 92121, and MICHAEL D. VARNEY, PH.D., an individual with an address at 709 N. Granados Ave., Solana Beach, CA 92075 (the “Advisor”). The Company and the Advisor may be referred to herein individually as “Party” or collectively, as “Parties.”

RECITAL

As part of its ongoing program of research and development, the Company desires to retain distinguished scientists and other qualified individuals to advise the Company with respect to its technology strategy. In furtherance thereof, the Company desires to retain Advisor as a member of its Scientific Advisory Board as described below, and the Company and Advisor desire to enter into this Agreement to effect such retention.

AGREEMENT

In consideration of the mutual covenants set forth below, the Parties hereby agree as follows:

1. SCIENTIFIC ADVISORY BOARD AND CONSULTING SERVICES. Commencing on the Effective Date, the Company hereby retains Advisor, and Advisor hereby agrees to serve, as a member of the Company’s Scientific Advisory Board (the “SAB”) and as a consultant to the Company. As member of the SAB and consultant, Advisor agrees to devote Advisor’s best efforts to provide the services as follows: (a) attending meetings of the Company’s SAB; (b) performing the duties of an SAB member at such meetings, as established from time to time by the mutual agreement of the Company and the SAB members, including without limitation meeting with Company employees, consultants and other SAB members, reviewing goals of the Company and assisting in developing strategies for achieving such goals, and providing advice in the Company’s scientific research and product development activities; and (c) providing consulting services to the Company at its request, including a reasonable amount of informal consultation over the telephone or otherwise as requested by the Company. The services to be provided by Advisor hereunder are referred to collectively herein as the “Services.” Advisor shall provide Services to the Company as reasonably requested by the Company. Advisor’s consultation with the Company will involve oncology targets covered by the Company’s pipeline to shut down the RAS/MAPK pathway (including SHP2, KRAS, EGFR and ULK) as well as other targets that the Company is evaluating that the Parties mutually conclude do not conflict with Advisor’s current responsibilities (collectively, the “Field”), and requires the application of unique, special and extraordinary knowledge that Advisor possesses in the Field.

2. COMPENSATION.

2.1. As compensation for performing the Services, the Advisor, subject to approval of the Company’s board of directors, will be granted stock options to purchase 150,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value per share of the Company’s common stock on the date of grant (the “stock options”). The stock options will be granted pursuant to the Company’s equity incentive plan (the “plan”). The stock options will be subject to the terms and conditions of the plan and Advisor’s stock option agreement, and will include an early-exercise feature at Advisor’s election. The stock options will vest over a four-year vesting schedule. For so long as Advisor continues to perform the services hereunder and through each vesting date, the stock options shall vest as to 25% of the shares underlying the award on the one year anniversary of the vesting commencement date (as defined and set forth in the stock option grant) and as to 1/48th of the shares underlying the award on a monthly basis thereafter.

2.2. In addition, the Company shall pay Advisor at the rate of $650 per hour for Services that exceed the scope of work of general members of the SAB, as mutually agreed by the Company and Advisor. If requested by the Company, Advisor shall provide an invoice or similar documentation of work performed under this Section 2.2 on a monthly basis, including the number of hours worked and general description of work performed by day.

3. INDEPENDENT CONTRACTOR. The Parties understand and agree that Advisor is an independent contractor and not an employee of the Company. Advisor has no authority to obligate the Company by contract or otherwise. Advisor will not be eligible for any employee benefits, nor will the Company make deductions from Advisor’s fees for taxes (except as otherwise required by applicable law or regulation). Any taxes imposed on Advisor due to activities performed hereunder will be the sole responsibility of Advisor.

4. OTHER ACTIVITIES. The Company acknowledges that Advisor may serve as a member of third-party boards of directors and scientific advisory boards or similar appointments as well as engage in consulting and advisory services to third parties, and nothing in this Agreement is intended to limit Advisor’s other business, educational or philanthropic activities, subject to compliance with the non-disclosure (Section 5), intellectual property (Section 6) and non-competition/nonsolicitation (Section 7) provisions set forth below.

5. RECOGNITION OF COMPANY’S RIGHTS; NONDISCLOSURE. Advisor recognizes that the Company is engaged in a continuous program of research and development respecting its present and future business activities. Advisor agrees as follows:

5.1. At all times during the term of Advisor’s association with the Company and thereafter, Advisor will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except to the extent such disclosure, use or publication may be required in direct connection with Advisor’s performing requested Services for the Company or is expressly authorized in writing by an officer of the Company.

5.2. The term “Proprietary Information” shall mean any and all trade secrets, confidential knowledge, know-how, data or other proprietary information or materials of the Company. By way of illustration but not limitation, Proprietary Information includes: (i) inventions, ideas, samples, prototypes, processes, compositions, formulations, compounds, techniques, patent disclosures, patent applications, devices, hardware, software, electronic components and materials, and procedures for producing any such items, as well as data, know-how, improvements, inventions, discoveries, developments, designs and techniques; and (ii) information regarding plans for research, development, new products, marketing and selling activities, business models, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of employees or other consultants of the Company.

5.3. In addition, Advisor understands that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Advisor’s association and thereafter, Advisor will hold Third Party Information provided to Advisor by or on behalf of Company in the strictest confidence and will not disclose or use Third Party Information, except in connection with Advisor’s performing requested Services for the Company, or as expressly authorized in writing by an officer of the Company.

6. INTELLECTUAL PROPERTY RIGHTS.

6.1. Advisor agrees that any and all ideas, inventions, technologies, discoveries, improvements, know-how and techniques that the Advisor conceives, reduces to practice or develops during the term of this Agreement, alone or in conjunction with others, as a result of performing the Services for the Company under this Agreement (collectively, the “Inventions”) shall be the sole and exclusive property of the Company.

6.2. Advisor hereby assigns to the Company his entire right, title and interest in and to all Inventions. Upon Company’s reasonable request and at Company’s expense, Advisor will perform other activities necessary to effect the intent of this Section 6.2.

6.3. Advisor further agrees to cooperate and provide reasonable assistance to the Company to obtain and from time to time enforce United States and foreign patents, copyrights, and other rights and protections claiming, covering or relating to the Inventions in any and all countries.

6.4. Advisor agrees to submit to the Company any proposed publication that contains Proprietary Information, Inventions or work performed by Advisor for the Company hereunder. Advisor further agrees that no such publication shall be made without the prior written consent of the Company, which consent shall not be unreasonably withheld.

7. NONCOMPETITION AND NONSOLICITATION OF EMPLOYEES.

7.1. During the term of this Agreement, Advisor will not, without the prior consent of the Company, engage in any commercial business activity that competes in any way with any business then being conducted or planned by the Company in the Field, except that Advisor may continue the affiliations set forth in Exhibit A. The foregoing shall not prevent Advisor from conducting any academic research, teaching or related non-commercial activity.

7.2. During the term of this Agreement and for one (1) year after its termination, Advisor will not personally or through others recruit, solicit or induce any employee or consultant of the Company to terminate his or her employment with the Company.

7.3. If any restriction set forth in Sections 7.1 and 7.2 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

8. NO CONFLICTING OBLIGATION.

8.1. Advisor represents that Advisor’s performance of all of the terms of this Agreement and the performing of the Services for the Company do not and will not breach or conflict with any agreement with a third party, including, without limitation, any entity listed on Exhibit A.

8.2. Advisor hereby agrees not to enter into any agreement that conflicts with this Agreement.

9. NO IMPROPER USE OF MATERIALS. Advisor agrees not to bring to the Company or to use in the performance of Services for the Company any materials or documents of a present or former employer of Advisor, or any materials or documents obtained by Advisor from a third party under an obligation of confidentiality, unless such materials or documents are generally available to the public or Advisor has authorization from such present or former employer or third party for the possession and unrestricted use of such materials. Advisor understands that Advisor is not to breach any obligation of confidentiality that Advisor has to present or former employers or clients, and agrees to fulfill all such obligations during the term of this Agreement.

10. TERM AND TERMINATION.

10.1. This Agreement, and Advisor’s Services hereunder, shall commence on the Effective Date and shall continue for an initial term of one (1) year after the Effective Date, unless earlier terminated as provided below. At the end of such initial term, this Agreement will automatically be extended for an additional period or periods of one (1) year each, unless the Advisor or the Company shall have given to the other written notice to the contrary at least thirty (30) days prior to the commencement of such additional period.

10.2. Advisor or the Company may terminate this Agreement at any time by giving no less than thirty (30) days prior written notice to the other Party.

10.3. The obligations set forth in Sections 5, 6, 7 and 10 through 16 will survive any termination or expiration of this Agreement. Upon termination of this Agreement, Advisor will promptly deliver to the Company all documents and other materials of any nature pertaining to the Services, together with all documents and other items containing or pertaining to any Proprietary Information.

11. ASSIGNMENT. The rights and liabilities of the Parties hereto shall bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided that, as the Company has specifically contracted for Advisor’s Services, Advisor may not assign or delegate Advisor’s obligations under this Agreement either in whole or in part without the prior written consent of the Company. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business. Any assignment not in accordance with this Section 11 shall be void.

12. LEGAL AND EQUITABLE REMEDIES. Because Advisor’s Services are personal and unique and because Advisor may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by seeking injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

13. GOVERNING LAW; SEVERABILITY. This Agreement shall be governed by and construed according to the laws of the State of California, without regards to conflicts of laws rules. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

14. COMPLETE UNDERSTANDING; MODIFICATION. This Agreement, and Exhibit A, constitute the final, exclusive and complete understanding and agreement of the Parties hereto and supersedes all prior understandings and agreements. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by the Parties hereto.

15. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate Party at the address listed on the first page of this Agreement, or such other address as the Party shall specify in writing pursuant to this notice provision. Such notice shall be deemed given upon personal delivery to the appropriate address or three days after the date of mailing if sent by certified or registered mail.

16. COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

Erasca, Inc.			MICHAEL D. VARNEY, PH.D.

By:	/s/ Jonathan Lim		/s/ Michael Varney
	Name:	Jonathan E. Lim, M.D.
	Title:	Executive Chairman

SIGNATURE PAGE TO SCIENTIFIC ADVISORY BOARD AGREEMENT

EXHIBIT A

Affiliations

[Please list any potentially competitive engagements here so that Erasca can evaluate and the parties agree upon best protocol to avoid conflicts.]

1) “Senior Advisor,” Frazier Healthcare Ventures. This is an advisory role.

2) Scientific Advisory Board Member, Turning Point.

3) Sporadic consulting on an individual basis (as time permits) with small companies.